EXHIBIT 10 (xviii)

                           [LETTERHEAD OF LUMEX, INC.]




                                          May 9, 1996



Mr. J. Raymond Elliott
6169-5th Line Eramosa Township
Wellington County, Ontario  NOB 2KO

Dear Ray:

            This letter confirms our agreement to amend and restate the terms of your employment with Lumex, Inc. (the "Company"), as follows:

            1. Term. Your employment will be for a term of three years beginning September 1, 1995 through August 31, 1998 (the "Term"). If the Company does not extend or renew this Agreement at the end of the Term, the Company shall make a termination payment equal to your Base Salary, at the annual rate in effect at the time of such termination, for a period of 12 months after the effective date of termination. In this case, the Base Salary shall be paid to you in such intervals and in the same manner as it was paid immediately prior to the end of the Term.

            2. Duties.

            (a) You shall serve as the Company's President and Chief Executive Officer, which shall be the most senior officer of the Company. As such, you shall have all the functions, duties and responsibilities of a President and Chief Executive Officer, and all other senior executives of the Company shall report to you.

            (b) During the Term, you shall devote your full business time and energies to the business and affairs of the Company, and shall not accept other employment, except that, if approved by the Company's Board of Directors (the "Board"), you may serve as a member of one of the boards of directors of other companies. You shall use your best efforts and abilities to promote the interests of the Company, to serve as a director or officer of any subsidiary of the Company to which you are elected and you shall perform such duties consistent with your status as Chief Executive Officer as may be assigned to you by the Board.

            (c) So long as you shall comply with your obligations under this Agreement and you continue to be employed by the Company as its President and Chief Executive Officer, throughout the Term, you shall be proposed for election to the Board. As an executive of the

Mr. J. Raymond Elliott
May 9, 1996
Page 2


Company and a member of the Board, you will be a "covered person" under the Company's policy of directors' and officers' liability insurance.

            (d) You will perform your services principally at the Company's principal executive office in or near Colorado Springs, Colorado, acknowledging that the nature of your duties will require reasonable domestic and international travel from time to time.

            3. Compensation. Your compensation shall consist of the salary and benefits described below:

            (a) A base salary at the annual rate of $300,000 ("Base Salary"). The Compensation Committee of the Board shall review the Base Salary in 1997, and depending upon the Company's 1996 Results of Operations, Base Salary shall be subject to an increase in 1997. Such review shall occur not later than March 31, 1997, and shall be effective as of January 1, 1997. Thereafter, Base Salary shall be reviewed in accordance with the Company's customary practices respecting executive compensation, but which in any event will occur at least once in each calendar year.

            (b) You shall participate in the Company's Bonus Incentive Compensation Plan (the "BIC Plan") in accordance with its terms, except that the following special provisions shall be applicable to you:

                  (i) Your "Target" shall be 50%, your "Maximum" 100% and your "Max-Max" 150%, as each term is defined in the BIC Plan.

                  (ii) Whether or not the 1996 Target is achieved, you shall receive on September 1, 1996 a minimum, non-forfeitable allowance of $70,000 under the BIC Plan for the year ending December 31, 1996, and if it develops that you are entitled under the BIC Plan to more than $70,000 for such year, such balance shall be paid in 1997 in accordance with the terms of the BIC Plan; and

                  (iii) At your election, you may receive between 10% and 40% of the amount payable to you under the BIC Plan in the form of the Company's common stock, converted at a value equal to 85% of its market value, all in accordance with the BIC Plan.

            (c) You shall be granted the following under the Company's 1995 Omnibus Incentive Plan, based on the value of the Company's common stock as of the close of trading on August 2, 1995:

                  (i) A restricted stock grant of 25,000 shares of restricted common stock, in accordance with the terms of a Restricted Stock Award agreement which will provide, among other things, that 20% of such restricted common stock will vest on each anniversary date of your

Mr. J. Raymond Elliott
May 9, 1996
Page 3


employment, but if any "Change of Control" (as defined in paragraph 9) occurs sooner, all 25,000 shares of the restricted stock will vest on the effective date of the Change of Control;

                  (ii) A restricted stock grant of 20,000 shares of restricted common stock, in accordance with the terms of a Restricted Stock Award agreement which will provide, among other things, that 100% of such restricted common stock will vest on the earliest of (A) February 8, 1995, (B) the effective date of a Change of Control and (C) if a "Partial Sale" (as defined in paragraph 9) occurs, on the effective date of the Partial Sale;

                  (iii) A non-qualified stock option for 25,000 shares of common stock, in accordance with a grant letter which will provide, among other things, that such options will vest at the rate of 25% each year beginning on the first anniversary of your employment, but if any Change of Control or Partial Sale occurs sooner, the option will 100% vest on the effective date of the Change of Control or Partial Sale.

            (d) You shall receive reimbursement for your reasonable out-of-pocket expenses in connection with searching for a residence in the vicinity of the Company's principal executive office, which shall be in the Colorado Springs area. This shall include real estate broker's fees or commissions for the sale of your current residence, mortgage "points" and your actual out-of-pocket moving costs. You also will receive all other amounts which are payable in accordance with the Company's re-location policies covering its most senior executives.

            (e) The Company will arrange to have your existing residence in Ontario, Canada purchased through either its relocation service, PHH Home Equity or a suitable relocation service of your choosing. The Company also shall pay you up to $35,000 to reimburse you for your "Market Loss" (defined below) associated with purchasing your existing residence through the relocation service. Market Loss shall be computed by subtracting from the actual gross sales price of such residence the market value of same, as determined averaging two appraisals by companies selected by the relocation service. The Company shall tax protect you for the amount of the Market Loss it pays to you, by paying you additional compensation sufficient to reimburse you for the federal and state income tax, at your highest marginal rate, that you are required to pay on any Market Loss payment to you under this paragraph ("Tax Reimbursement"). The amount of the Tax Reimbursement shall be determined by and set forth in a certificate of your tax accountant, subject to review by the Company's accountants.

            (f) You shall be reimbursed for your actual ordinary and reasonable out-of-pocket expenses incurred in the conduct of the Company's business. You shall either receive an annual automobile allowance (payable in monthly installments) or be furnished with a company-leased automobile, in either case commensurate with your position as and in accordance with the policies and procedures that the Company applies to its most senior executive officer.

Mr. J. Raymond Elliott
May 9, 1996
Page 4


            (g) A supplemental insurance benefit which will provide you with up to $10,000 to be used for any one or more of the following purposes:

                  (i) either (A) your purchase of an individual policy of health insurance covering any gaps in the coverage for you and your family that is available under the Company's group health insurance plan or (B) your expenses for providing medical care to you and your family members that are not paid or reimbursed under the Company's group health insurance plan due to the application of deductibles, co-insurance or exclusions;

                  (ii) your purchase of life insurance to provide benefits up to three times your Base Salary; and

                  (iii) a policy of disability insurance which would reduce or eliminate the waiting period under the Company's group disability program and/or increase the monthly benefit available to you under that program.

            (h) All compensation and benefits shall be subject to all withholdings that the Company determines are required by federal, state or local law, and to such deductions as may be applicable under the various benefit plans in which you participate.

            4. Other Benefits. In addition to the compensation and benefits described in paragraph 3, you shall receive paid vacation of four weeks in each calendar year, in accordance with the policies and procedures that the Company applies to a senior executive officer. You shall be eligible for and participate in sick leave and coverage under any life, health, dental, disability or other insurance programs made available to other senior executive officers ("Benefits"). You shall also be eligible to participate in any pension, profit-sharing, restricted stock award, stock option or other future employment benefit, incentive or compensation program made available to senior executive officers of the Company, and where appropriate, with special application to you as Chief Executive Officer ("Executive Benefits").

            5. Termination. Termination of employment can occur in the following manner:

            (a) The Company shall have the right to terminate this Agreement "for cause", which as used herein shall be limited to one or more of the following:

                  (i) fraud or embezzlement, or conviction of a felony or the entry of a plea (including a plea of nolo contendere) for any felony.

                  (ii) breach of your material obligations under the confidentiality or non-competition obligations described in paragraph 8;

Mr. J. Raymond Elliott
May 9, 1996
Page 5


                  (iii) any act of moral turpitude or willful misconduct which either results in your personal enrichment at the Company's expense or, in the reasonable judgment of the Board, has a material adverse impact on the business or reputation of the Company or any of its affiliates; or

                  (iv) your material breach of or willful failure or refusal to perform your obligations under this Agreement. You will not be considered to have materially breached this Agreement or willfully failed to perform your obligations if you correct the same 30 days after the Board provides notice to you specifying the nature of the breach, failure or refusal, or if the Board determines that you did not act in bad faith or that your action or inaction was based on your reasonable belief that it was in the Company's best interests.

            (b)   If you should die during the Term.

            (c) If you become "disabled" during the Term. For the purpose of this Agreement, disability shall mean either any disability as defined under the Company's disability insurance policy that is applicable to you, or if no such policy is available, a determination by a licensed physician practicing in New York City or Long Island that you have suffered any physical or mental disability or incapacity which causes you to be incapable of performing the services required under paragraph 2. You will be considered "disabled" if the disability actually prevents you from performing such services for a period of three consecutive months or a total of three months during any twelve-month period.

            (d) The Company may terminate this Agreement other than for cause, in which case you shall receive your Base Salary, at the annual rate in effect at the time of such termination, for a period equal to the greater of (i) the balance of the Term after the effective date of termination, or (ii) 12 months from such date ("Severance Pay"). In this case, 50% of the Severance Pay shall be paid to you in equal payments over three months, and the balance in equal payments over the applicable Severance Pay continuation period, in such intervals and in the same manner as Base Salary was paid at the time of termination. If the Company terminates other than for cause, you also shall receive a bonus under the BIC Plan if you reach the Target at the date termination occurs. Any bonus under the BIC Plan will be pro rata, based upon the month of termination, and shall be paid in the same manner and at the same time as it would have been paid if you were still employed at the date the BIC Plan bonus was awarded.

            (e) Subject to the provisions of paragraph 9, you shall have the right to terminate this Agreement if there is a Change of Control.

            6. Other Termination Provisions.

            (a) Upon any termination of your employment or non-renewal of the Term, you shall immediately resign from all positions and offices with the Company and its subsidiaries,

Mr. J. Raymond Elliott
May 9, 1996
Page 6


whether or not you submit a formal letter of resignation. Any termination or non-renewal shall not affect your confidentiality or non-disclosure obligations referred to in paragraph 8. At any termination or non-renewal, you shall receive any restricted stock grants which are then vested, and you shall be entitled to exercise any stock options which are then exercisable in accordance with the terms of your stock option grant letter with the Company.

            (b) Any termination shall be by notice given in accordance with paragraph 10(e), shall specify the effective date of termination, and shall provide the reasons for such action, as required by paragraph 5.

            (c) If termination occurs as a result of death, the Company shall pay to your spouse, if she survives you, or to such persons as your legal representative may direct if your spouse does not survive you, an amount equal to your then effective Base Salary and such other compensation or benefits to which you are entitled, prorated to the date of death. If termination occurs under paragraphs 5(a), 5(c) or 5(f), the Company's obligations shall be limited to paying you your then effective Base Salary and any other compensation or benefits prorated to the effective date of termination.

            7. Representations and Covenants.

            (a) You represent and warrant to the Company that you are not now subject to any non-competition, restrictive covenant or other restriction or agreement which would prevent, limit or impair in any way your ability to perform all your obligations under this Agreement. You have no obligation to any former employer or other person which is inconsistent with or conflicts with your duties and obligations hereunder, and the terms and conditions of the services to be performed for the Company, as set forth herein. You have not ever applied for and been denied a resident visa for employment in the United States, and you know of no reason why you would not be able to obtain the resident visa necessary for you to enter into this Agreement and perform your services as contemplated by it.

            (b) At the Company's request, you shall complete reasonable medical examinations from time to time if necessary to obtain insurance on your life for any "keyman" insurance policy the Company may apply for, or if required under any Company sponsored benefit plan.

            8. Confidentiality, Ownership and Non-Competition Agreements. You shall sign the same agreements with the Company concerning confidentiality, ownership of inventions and other discoveries, and non-competition which the Company customarily requires of its senior executive officers at the same time you sign this Agreement. A copy of that form of that agreement is annexed. However, to the extent the non-competition provisions of that agreement cover a shorter time, the period shall be enlarged to extend through the end of any period you continue to receive payments under this Agreement, including payments on Change of Control.

Mr. J. Raymond Elliott
May 9, 1996
Page 7



            9. Change of Control.

            (a)   "Change of Control" means any one of the following:

                  (i) a change of control of a nature that would be required to be reported in the Company's proxy statement under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

                  (ii) the approval by the Board of a sale of all or substantially all of the Company's assets to any unrelated third party and the consummation of such transaction;

                  (iii) the consummation of any merger, consolidation, or like business combination or reorganization of the Company which is approved by the Board and which results either in an event described in clause (i) above.

Change of Control excludes the sale or other disposition (by spin-off, split-off or otherwise) of all or substantially all of the assets of one of the two divisions known today as the Lumex and Cybex Divisions of the Company ("Partial Sale"), under circumstances where you continue to be employed by the remaining division pursuant to all the terms and conditions of this Agreement. A Partial Sale, followed by a sale or other disposition of the remaining division does constitute a Change of Control.

            (b) If you wish to exercise your right to terminate your employment upon a Change of Control you must give the Company at least 90 days' notice not more than 30 days after any event constituting a Change of Control occurs. Your failure to give such notice shall preclude you from terminating employment upon a Change of Control, but only with respect to that occurrence. During the 90 day period following the delivery of your notice of termination, you shall cooperate fully with the Company (or its successor) to effect the orderly transfer of your duties to another person or persons. Notwithstanding the foregoing, upon receipt of your notice of termination upon a Change of Control, the Company may cause your termination to become effective prior to the end of the 90 day period (or if later, the date specified in your notice of termination) upon not less than two business days' notice.

            (c) If you terminate employment upon a Change of Control, the Company (or its successor) shall pay you an amount equal to the Base Salary, at the annual rate in effect at the time of such termination, multiplied by 2.99. Of the amount so determined, 50% shall be paid to you in equal installments for a period of 12 months after the effective date of termination, and the balance in equal installments over the next 24 months. In both cases, payments shall be in such intervals and in the same manner as Base Salary was paid at the time of termination. In addition, upon your termination of employment due to a Change of Control, the Company's successor shall for a period of one year after termination continue for you, and your family where

Mr. J. Raymond Elliott
May 9, 1996
Page 8


applicable, benefits and benefit plans which are essentially equivalent to the Benefits and Executive Benefits.

            (d) Notwithstanding the foregoing, you shall have no right to terminate upon a Change of Control if you are offered continued employment for at least three full years following the Change of Control in a comparable position, with comparable responsibilities at comparable total compensation, all as provided herein. If, within the three-year period following the Change of Control, you are offered and accept such comparable employment but (i) you are subsequently demoted to non-comparable employment, (ii) you are terminated without Cause (as defined in paragraph 5(a)) or (iii) you terminate for "Good Reason" (determined below), the Company (or its successor) shall pay to you, in a single installment, an amount equal to the difference between (i) the amount you actually received in the new employment following the Change of Control and
(ii) your Base Salary, at the annual rate in effect at the time the Change of Control occurred, multiplied by 2.99. Good Reason means (i) the assignment of any duties inconsistent in any material respect with the your position immediately prior to the Change of Control (including office, titles and reporting requirements), (ii) material decrease in your authorities, duties and responsibilities, (iii) any material negative changes to Base Salary, annual bonuses, incentives, stock plans, savings and incentive plans, welfare/benefits plans, expense policies, fringe benefits, or your office, support staff, (iv) failure of the Company's successor to take all measures necessary to maintain in full force and effect the current status of your H/1B visa (or equivalent status necessary to enable you to continue to be employed in the United States as contemplated by this Agreement) or (v) any requirement that you relocate to an office other than the principal executive office of the Company or its successor or that you move your personal residence from the Colorado Springs area. Also, you would have Good Reason to terminate if there was an attempt to terminate your employment other than for cause, as expressly permitted by paragraph 5(a) of this Agreement.

            (e) If there is a Change of Control prior to May 1, 1997 and at that time you had not yet sold your Ontario residence, the Company shall pay you for the full amount of your Market Loss (and Tax Reimbursement), without regard to the $35,000 limitation described in paragraph 3(e).

            10. Miscellaneous.

            (a) Your obligations under this Agreement are not assignable (except as provided in paragraph 6(c)) and shall not be delegated. This Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred to and shall be assumed by and be binding upon any corporation or other business entity which, by merger, consolidation, purchase of the assets or otherwise, including after a Change of Control, acquires all or a material part of the assets of the Company.

Mr. J. Raymond Elliott
May 9, 1996
Page 9


            (b) If any provision contained in this Agreement or the agreements referred to in paragraph 8 is determined to be unenforceable for any reason, the remainder of this Agreement or such other agreements shall be construed as if such provision was not included, and the remaining parts shall continue in full effect. If the unenforceability relates to the scope, duration or the area covered by any non-competition agreement, we agree that the court making such determination shall have the power to reduce the breadth of its scope or the duration or area of such restriction, and in reduced form, such restriction shall then be enforceable.

            (c) This Agreement is executed and delivered in the State of New York and shall be interpreted in accordance with New York law, without regard to its principles of conflicts of laws. Any action or proceeding to enforce any provisions of this Agreement may be brought in a federal or state court located in the Denver/Colorado Springs vicinity, and any such action may be commenced and process served as provided in the laws or rules applicable to the federal or state court where the action is brought.

            (d) This Agreement and those referred to in paragraph 8 constitute the entire understanding of the parties with respect to your employment with the Company, and they may not be amended, and none of their respective provisions may be waived other than by a writing signed by both of us.

            (e) All notices and other communications required or permitted hereunder shall be in writing and shall be sufficient if delivered personally, sent by any national overnight courier or mailed by certified mail, return receipt requested, to the addresses indicated on page one. Any item delivered in accordance with the provisions of this paragraph shall be deemed to have been delivered (i) on the date of personal delivery, (ii) on the business day following the date sent by overnight courier or (iii) on the fifth business day following the date on which it was so mailed, as the case may be. Notice to the Company shall be to the attention of its Chief Financial Officer.

            (f) You shall receive all your payments in and all dollar references in this letter are to U.S. dollars.

            (g) Subject to your compliance with the agreements referred to in paragraph 8, your right to receive the payments set forth herein on termination or non-renewal is otherwise unconditional. Accordingly, you shall not be required to mitigate by seeking new employment or substitute sources of income. Further, your obtaining other employment or positions (subject to compliance with the agreements referred to in paragraph 8) shall not affect your right to receive and the Company's obligation to pay or provide you with all the termination or non-renewal payments and benefits provided herein.

Mr. J. Raymond Elliott
May 9, 1996
Page 10

            Please countersign this letter where indicated, whereupon it will become effective to amend and restate your Employment Agreement, effective the date hereof.

                                          Sincerely,

                                          LUMEX, INC.


                                          By: /s/ John C. Spratt
                                             --------------------------------
                                              Name:  John C. Spratt
                                              Title:  Chairman of the Board

Accepted and Agreed to:

/s/ J. Raymond Elliott
------------------------------
J. Raymond Elliott